MORGAN & COMPANY
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated June 20, 2003, on the financial statements of Patch Energy Inc. for the period from inception, February 11, 2002, to January 31, 2003 in the Company's Report on Form 20F. We also consent to application of such report to the financial information in the Report on Form 20F, when such financial information is read in conjunction with the financial statements referred to in our report.

Vancouver, Canada July 29, 2003	"Morgan & Company" Chartered Accountants

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	P.O. Box 10007 Pacific Centre Suite 1488 - 700 West Georgia Street Vancouver, B.C. V7Y 1A1
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